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EXHIBIT 99.2

                  PC Quote to Become HyperFeed Technologies

CHICAGO, APRIL 26, 1999 -- PC QUOTE, INC. (AMEX: PQT), a premier provider of real-time and delayed stock and market quotes and engineer of HyperFeed-TM- 2000, the fastest datafeed available, today announced its intention to change its corporate name to HyperFeed Technologies, Inc. The firm will submit the request to its shareholders for approval at its June 1999 Annual Meeting.

Separately, PCQuote.com, Inc., a subsidiary of PC Quote, today announced that it intends to make an initial public offering of its common stock. PCQuote.com intends to file a registration statement for the offering within the next 30 days and anticipates completing the offering as soon as practicable after the registration statement becomes effective.

"In contemplation of the offering by our subsidiary, we are seeking the name change to further differentiate the entities," stated Jim R. Porter, PC Quote Chairman and CEO.

ABOUT PC QUOTE, INC.

PC Quote is a premier provider of delayed and real-time financial market data to financial and consumer markets worldwide. The company's proprietary datafeed, HyperFeed-TM- 2000, is known as the fastest, most reliable and complete datafeed available. It is the only datafeed able to consistently deliver full options chains in true real-time.

Recently, PC Quote was the first data vendor to announce the incorporation of IP Multicast technology and advanced compression techniques into its datafeed and tickerplant, offering recipients unparalleled speed and capacity. Professional clients include brokerage firms, banks, insurance companies, fund managers, as well as institutional and professional investors.

ABOUT PCQUOTE.COM

PCQuote.com is a leading Internet-based provider of real-time financial data and analytical tools aimed at empowering the online investor. In addition to the company's www.pcquote.com and marketsmart-real.pcquote.com websites, the company offers a variety of free and subscription based financial services.

NOTE: A registration statement relating to the Common Stock of PCQuote.com has not yet been filed with the Securities and Exchange Commission. An offering of the Common Stock of PCQuote.com will be made only by means of a prospectus. This press release shall not constitute an offer or the solicitation of an offer to buy nor shall there be any sale of the Common Stock of PCQuote.com in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such states.